UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2014

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

3 Columbus Circle, 15th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On June 23, 2014, TG Therapeutics, Inc. (the “Company”) entered into an exclusive licensing agreement (the “Agreement”) with Ligand Pharmaceuticals Incorporated (“Ligand”) for the development and commercialization of Ligand’s interleukin-1 receptor associated kinase-4 (“IRAK-4”) inhibitor technology, which currently is in preclinical development for potential use against certain cancers and autoimmune diseases. IRAK-4 is a serine/threonine protein kinase that is a key downstream signaling component of the interleukin-1 receptor and multiple toll-like receptors.

Under the terms of the Agreement, Ligand will receive 125,000 shares of Company common stock, par value $0.001, as an upfront license fee. Ligand will also be eligible to receive maximum potential milestone payments of approximately $207 million upon the achievement of specific clinical, regulatory and commercial milestone events. Additionally, Ligand will be entitled to royalties on the Company’s future net sales of licensed products containing IRAK-4 inhibitors. The basic royalty rate for licensed products covered by Ligand’s issued patents will be 6% for annual sales of up to $1 billion and 9.5% for annual sales in excess of that threshold.

Additionally, Opus Point Partners, LLC, who identified the opportunity and advised the Company on the transaction, will also be entitled to receive a 1% royalty for annual sales of up to $1 billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: June 27, 2014	By:	/s/ Sean A. Power
Sean A. Power Chief Financial Officer